Exhibit 5.1

October 29, 2001

California Pizza Kitchen, Inc.
6053 West Century Boulevard, Suite 1100
Los Angeles, California 90045-6430

Re: Registration Statement on Form S-8

Gentlemen:

With reference to the registration statement on Form S-8 (the "Registration Statement") to be filed by California Pizza Kitchen, Inc., a California corporation (the "Company"), with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to 1,000,000 shares of Common Stock, $0.01 par value, of the Company (the "Shares") issuable pursuant to the Company's 1998 Stock-Based Incentive Compensation Plan (the "Stock Plan"), it is our opinion that the Shares have been duly authorized and, when issued and sold in accordance with the Stock Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as Exhibit 5.1 to the Registration Statement.

Very truly yours,

/s/ PILLSBURY WINTHROP LLP